Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.’s 33-19652, 33-44103, 33-49724, 33-64323, 33-53542, 333-38166, 333-39584, 333-135194, 333-137857 and 333-166605)) of Unit Corporation of our report dated February 24, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to guarantor subsidiaries described in Note 6 which is as of May 3, 2011, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

May 3, 2011